Exhibit 10.7

ALERUS FINANCIAL CORPORATION

2020 ANNUAL CASH BONUS PLAN

1.Background and Purpose.

1.1Purpose. The purpose of the Alerus Financial Corporation 2020 Annual Cash Bonus Plan (the “Plan”) is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals.

1.2Effective Date. The Plan is effective as of March 16, 2020 (the “Effective Date”), and shall remain in effect until it has been terminated pursuant to Section 9.6.

2.Definitions. The following terms shall have the following meanings:

2.1“Affiliate” means any corporation or other entity controlled by the Company.

2.2“Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Measures with respect to the Performance Period, as determined by the Committee pursuant to Section 6.1.

2.3“Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.4“Board” means the Board of Directors of the Company, as constituted from time to time.

2.5“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined under the default definition in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

2.6“Committee” means the Talent Management and Compensation Committee of the Board.

2.7“Company” means Alerus Financial Corporation, a Delaware corporation, and any successor thereto.

2.8“Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three (3) months under a disability plan covering employees of the Company.

2.9“Participant” means the executive officers of the Company or an Affiliate and other key employees of the Company or an Affiliate who are designated by the Committee and set forth on Exhibit A hereto.

2.10“Performance Measures” means the goals selected by the Committee, in its discretion, to be applicable to a Participant for the Performance Period as set forth on Exhibit B hereto.

2.11“Performance Period” means January 1, 2020 to December 31, 2020.

2.12“Pro-Rated Award” means an amount equal to the Award otherwise payable to the

Participant for the Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.

2.13“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of the Participant’s Base Salary, set forth in a written communication from the Committee to the Participant.

3.Administration.

3.1Administration by the Committee. The Plan shall be administered by the Committee.

3.2Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (a) designate Participants; (b) determine the terms and conditions of any Award; (c) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (d) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (e) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (f) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

3.5Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.Eligibility and Participation. Only executive level and other key employees of the Company and its participating Affiliates are eligible to participate in the Plan. The Committee, in its discretion, shall select the persons who shall be Participants for the Performance Period. An individual who is designated as a Participant for the Performance Period is not guaranteed or assured of being selected for participation in any subsequent performance period. A newly hired or newly eligible Participant will be eligible to receive or a Participant on leave may receive a Pro-Rated Award in the sole discretion of the Committee.

5.Terms of Awards.

5.1Determination of Target Awards. The Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Measures for the Performance Period.

5.2Determination of Performance Measures and Performance Formula. The Committee, in its sole discretion, has established the Performance Measures for the Performance Period and has prescribed a formula for determining the percentage of the Target Award as set forth on Exhibit B hereto. Each Performance Measure may carry a different weight and may differ from Participant to Participant.

5.3Adjustments. The Committee is authorized to adjust or modify the calculation of a Performance Measure for the Performance Period in its sole discretion.

6.Payment of Awards.

6.1Determination of Awards.

(a)Following the completion of the Performance Period, the Committee shall determine the extent to which the Performance Measures have been achieved or exceeded. If the minimum Performance Measures established by the Committee are not achieved, then no payment will be made.

(b)To the extent that the Performance Measures are achieved, the Committee shall determine the extent to which the Performance Measures applicable to each Participant have been achieved and shall then determine the amount of each Participant’s Award.

(c)In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award if, in its sole discretion, such reduction or elimination is appropriate.

6.2Form and Timing of Payment. As soon as practicable following the Committee’s determination pursuant to Section 6.1 for the Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 30 days following the date the Committee determines that the Performance Measures have been achieved.

6.3Employment Requirement. Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the date that Awards are paid.

6.4Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7.Termination of Employment.

7.1Employment Requirement. Except as otherwise provided in Section 7.2, if a Participant’s employment terminates for any reason prior to the date that Awards are paid, all of the Participant’s rights to an Award for the Performance Period shall be forfeited.

7.2Termination of Employment Due to Death or Disability. If a Participant’s employment is terminated by reason of his or her death or Disability during the Performance Period or following the Performance Period but before the date that Awards are paid, the Participant or his or her beneficiary will be paid a Pro-Rated Award. Payment of such Pro-Rated Award will be made at the same time and in the same manner as Awards are paid to other Participants.

8.Change in Control. If a Change in Control occurs during the Performance Period, Awards under the Plan will be calculated based on the Company’s performance as of the date of the Change in Control. Awards paid in connection with a Change in Control will be paid no later than 30 days following the date of the Change in Control.

9.General Provisions.

9.1Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

9.2No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

9.3Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

9.4Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

9.5Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Delaware without regard to conflicts of law.

9.6Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Code Section 409A. The Plan shall be interpreted and construed accordingly.

9.7Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the

Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

9.8Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

9.9Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to:

Alerus Financial Corporation

401 DeMers Avenue

PO Box 6000

Grand Forks, North Dakota 58206-6000

Attention: Director of Human Resources

9.10Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

9.11Clawback. Any Award, amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with any applicable Company clawback policy (the “Policy”) or any applicable law. A Participant’s receipt of notification of eligibility to receive an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (i) the Policy and any similar policy established by the Company that may apply to the Participant, whether adopted prior to or following the making of any Award and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action. The action permitted to be taken by the Board under this Section 9.18 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.